55 Technology Way                                        Telephone: 401 392-1000
West Greenwich, Rhode Island 02817 USA                   Fax: 401 392-1234
Website: www.gtech.com


For Immediate Release                                 Contact: Robert K. Vincent
June 29, 2004                                                  Public Affairs
                                                               GTECH Corporation
                                                               401-392-7452

                     GTECH ANNOUNCES DEVELOPMENTS IN BRAZIL
                          AND ADJUSTS EARNINGS GUIDANCE

WEST GREENWICH, RI - (June 29, 2004) - GTECH Holdings Corporation (NYSE: GTK) has coincidentally been informed of rulings in two previously-announced pending legal matters in Brazil.

Civil Suit Update
-----------------

As previously reported, a civil action has been initiated by the Public Ministry in the Federal Court of Brasilia against GTECH Brazil. It is the Company's understanding that the Judge has granted a procedural injunction ordering that 30% of payments due to GTECH from Caixa Economica Federal (Caixa) will be withheld and deposited in an account maintained by the Court. The judge held that as a foreign company doing business in Brazil, GTECH does not have adequate in-country holdings to satisfy the potential claim should the plaintiff prevail in this suit. The order allows for a process to change that percentage based on a determination of the effective cost of servicing the contract. The Court also ordered that all assets of GTECH Brazil be identified to the Court so as to prevent their transfer or disposition.

The injunction was granted as part of a confidential ex parte proceeding in which GTECH was not afforded an opportunity to participate. The Company intends to appeal the decision to an appellate court. Pending the outcome of that appeal, the Company will undertake a comprehensive review of service and investment levels in Brazil.

With regard to the underlying civil action, the Company continues to maintain that it has good and adequate defenses that it intends to vigorously pursue.

Criminal Proceedings Update
---------------------------

GTECH has also learned that a Judge has refused a request by the Public Prosecutor to initiate criminal charges against nine individuals including four officers of Caixa and two individuals related to GTECH - one a former employee and the other a present employee. The Judge chose not to accept any elements of the charges as was his prerogative, but instead, granted a request by the Federal Police to continue the investigation which had been suspended by the actions of the Public Prosecutor's Office. The Judge's order pertained to procedural aspects and not the merits of the charges.

GTECH is not the subject of the investigation nor can it be charged under Brazilian law. The Company has cooperated fully with the investigation and has encouraged related individuals to do the same. GTECH is currently conducting an internal investigation that is nearing its completion. The Company is satisfied from preliminary findings that it acted appropriately.

In denying the request, the Judge cited the Prosecutor's rush to bring charges in response to the pressure of public opinion as a contributing factor to his decision to return the investigation to the Federal Police.

Earnings Guidance
-----------------

GTECH expects this development to reduce service revenues by approximately $20 million for the remainder of the fiscal year ending February 26, 2005. Based upon this, the Company is adjusting the guidance provided on June 22, 2004.

The Company now expects earnings per share for fiscal 2005 to be in the range of $2.85 to $2.95 on a fully-diluted basis, rather than the previous guidance of $3.05 to $3.15 per diluted share.

For the second quarter, the Company now expects earnings per share to be in the range of $0.70 to $0.75 per share for the quarter, compared with previous guidance of $0.75 to $0.80, and the $0.74 reported in the same period last year. This guidance is provided on a pre-split basis.

Certain statements contained in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements include, without limitation, statements relating to the prospects and financial outlook for the Company, which reflect management assumptions regarding: (i) the future prospects for and stability of the lottery industry and other businesses in which the Company is engaged or expects to be engaged, (ii) the future operating and financial performance of the Company (including, without limitation, expected future growth in revenues, profit margins and earnings per share), and
(iii) the ability of the Company to retain existing business and to obtain and retain new business. Such forward looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward looking statements.

These risks and uncertainties include, but are not limited to, those set forth above, in the Company's subsequent press releases and on reports by the Company on Forms 10-K, 10-Q and 8-K, and other reports and filings with the Securities and Exchange Commission, as well as risks and uncertainties respecting: (i) the potential impact of extensive and evolving government regulations upon the Company's business; (ii) the ability of the Company to continue to retain and extend its existing contracts and win new contracts; (iii) the possibility of slower than expected growth or declines in sales of lottery and gaming goods and services by the Company or the Company's customers; (iv) exposure to foreign currency fluctuations; (v) risks and uncertainties inherent in doing business in foreign jurisdictions; (vi) the relatively large percentage of the Company's revenues attributable to a relatively small number of the Company's customers;
(vii) the possibility of significant fluctuation of quarterly operating results;
(viii) the intensity of competition in the lottery and gaming industries; (ix) the possibility of substantial penalties under and/or termination of the Company's contracts; (x) the ability of the Company to respond to technological change and to satisfy the future technological demands of its customers; (xi) opposition to expansion of lottery and gaming; (xii) the Company's ability to attract and retain key employees; and (xiii) the possibility of adverse determinations in pending legal proceedings.

                                       ooo



GTECH, a leading global information technology company with over $1 billion in revenues and more than 5,500 people in 45 countries, provides software, networks, and professional services that power high-performance, transaction processing solutions. The Company's core market is the lottery industry, with a growing presence in commercial gaming technology and financial services transaction processing. For more information about the Company, please visit GTECH's website at http://www.gtech.com.

                                      -000-